Exhibit 99.1


             Immersion Obtains $90.7 Million Judgment in
                Patent Infringement Case Against Sony


    SAN JOSE, Calif.--(BUSINESS WIRE)--March 28, 2005--Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of touch feedback technology, today announced that the U.S. District Court for the Northern District of California entered judgment in its favor in its patent infringement suit against Sony Computer Entertainment, Inc. and Sony Computer Entertainment of America, Inc. (Sony). On September 21, 2004, the jury returned a verdict favorable to Immersion and awarded past damages in the amount of $82.0 million based on sales of infringing products through June 30, 2004. The Court's judgment on March 24, 2005 awarded Immersion the $82.0 million in past damages, plus pre-judgment interest in the amount of $8.7 million, for a total of $90.7 million.
    The Court also issued a permanent injunction against the manufacture, use, sale, or import into the United States of the infringing Sony PlayStation system including PlayStation consoles, Dual Shock controllers, and the 47 games found by the jury to infringe Immersion's patents. The Court stayed the permanent injunction pending appeal to the United States Court of Appeals for the Federal Circuit. The Court further ordered Sony to pay a compulsory license fee for the duration of the stay of the permanent injunction at the same rate and conditions as previously awarded in its January 10, 2005 and February 9, 2005 Orders. Sony made a payment to Immersion pursuant to those Orders on February 15, 2005 for the July 1, 2004 through December 31, 2004 period; however, Sony has appealed these Orders.
    The Court also found in favor of Immersion on Sony's allegations of inequitable conduct during the prosecution of one of the patents asserted against Sony. In a matter related to the Sony lawsuit, the Court entered an order dismissing certain of the claims brought by Internet Services LLC (ISLLC) against Immersion with prejudice and certain claims without prejudice.
    Immersion expects that Sony will appeal the judgment to the United States Court of Appeals for the Federal Circuit. Sony also may post a bond with the Court to stay the obligation to immediately pay the amount of the judgment while appeals are pending.
    "The Court's entry of judgment implements last September's jury verdict and the damages award," said Immersion CEO Victor Viegas. "The Court-ordered permanent injunction to stop the shipment and sale of infringing products in the U.S. is an important indicator of the strength of our case and the potential risks involved in this litigation. The compulsory license during the stay of the injunction creates a binding obligation for Sony to compensate us for the continued use of our technology in their PlayStation products. We have always believed, and continue to believe, in the strength of our intellectual property. We remain confident of our position in the appeals process.
    "Immersion is built on a strong foundation of innovative technology and intellectual property. We now hold more than 270 patents in our worldwide intellectual property portfolio and have more than 280 patent applications pending. Immersion has a long list of licensees in the automotive, gaming, medical, mobility, and other markets, and we will continue to license our technology under appropriate circumstances. We will also continue to vigorously defend our intellectual property for the benefit of our licensees and shareholders," concluded Viegas.

    About Immersion (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing, and marketing digital touch technology and products. Bringing value to markets where man-machine interaction needs to be made more compelling, safer, or productive, Immersion helps its partners broaden market reach by making the use of touch feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive, mobility, and three-dimensional simulation markets. Immersion and its wholly-owned subsidiaries hold more than 270 issued patents worldwide.

    Forward-Looking Statements

    This press release contains "forward-looking statements" that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including any statements regarding projections of earnings, revenues, or other cash receivables which are contingent upon Sony's compliance with court orders; statements regarding Immersion's ability to keep any cash received from Sony to date after completion of the appeals process or other judicial proceedings; statements regarding the prospects and consequences of any negative rulings from the appeals court on the judgment, including the permanent injunction, compulsory license, costs, and damages award; and statements of belief or assumptions underlying any of the foregoing. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the ongoing litigation.
    For a more detailed discussion of these factors, and other factors that could cause the Company's actual results to vary materially, interested parties should review the risk factors listed in the Company's annual report on Form 10-K, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect the Company's beliefs and predictions as of the date of this release. The Company disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.

    Immersion and the Immersion logo are trademarks of Immersion
Corporation. All other trademarks are the property of their respective owners.


    CONTACT: A&R Partners
             Elizabeth Conrady, 650-762-2815
             econrady@arpartners.com